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                                                              EXHIBIT 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in the registration statement of Surety Capital Corporation on Form S-1 of our report, which includes an explanatory paragraph concerning a change in the method of accounting for investment securities and income taxes, dated January 27, 1995, on our audits of the consolidated financial statements of Surety Capital Corporation as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts".


/s/ COOPERS & LYBRAND L.L.P.


Coopers & Lybrand L.L.P.


Fort Worth, Texas
March 6, 1996